Exhibit 99.1

Argan, Inc. Reports First Quarter Results

June 9, 2020 – ROCKVILLE, MD – Argan, Inc. (NYSE: AGX) (“Argan” or the “Company”) today announced financial results for its first quarter ended April 30, 2020. For additional information, please read the Company’s Quarterly Report on Form 10-Q, which the Company intends to file today with the U.S. Securities and Exchange Commission (the “SEC”). The Quarterly Report can be retrieved from the SEC’s website at www.sec.gov or from the Company’s website at www.arganinc.com.

Summary Information: (dollars in thousands, except per share data):

	April 30,
	2020	2019	Change
For the Quarter Ended:
Revenues	$60,148	$49,544	$10,604
Gross profit (loss)	4,009	(21,026)	25,035
Gross margin %	6.7%	(42.4)%	49.1%
Net loss attributable to the stockholders of the Company	$(763)	$(29,800)	$29,037
Diluted per share	(0.05)	(1.91)	1.86
Cash dividends per share	0.25	0.25	—

As of:	April 30, 2020	January 31, 2020	Change
Cash, cash equivalents and short-term investments	$363,544	$327,862	$35,682
Net liquidity (1)	282,630	277,721	4,909
RUPO (2)	761,800	781,400	(19,600)
Project backlog	1,314,000	1,334,000	(20,000)

(1)	We define net liquidity, or working capital, as our total current assets less our total current liabilities.
(2)	The amount of remaining unsatisfied performance obligations (“RUPO”) represents the unrecognized amounts of transaction price for active contracts with customers, which is a subset of project backlog.

Consolidated revenues for the quarter ended April 30, 2020 were $60.1 million, which represented an increase of $10.6 million, or 21%, from consolidated revenues of $49.5 million reported for the three months ended April 30, 2019. The increase was primarily due to increasing revenues at Gemma Power Systems (“GPS”) associated with the construction of the Guernsey Power Station. The revenues of the power industry services segment were 80.8% of consolidated revenues for the quarter ended April 30, 2020, compared to 40.8% for the prior year quarter. The industrial services business of The Roberts Company (“TRC”) provided 16.2% of consolidated revenues for the three months ended April 30, 2020, which reflected a reduction in revenues primarily resulting from reduced backlog at the beginning of the period and COVID-19 impacts. However, recent new project awards have increased TRC’s project backlog materially to approximately $38.3 million as of April 30, 2020 from a balance of $14.0 million as of January 31, 2020.

The consolidated cost of revenues declined for the three months ended April 30, 2020, compared to the prior year period, resulting in a consolidated gross profit of approximately $4.0 million, or 6.7% of corresponding consolidated revenues, compared to a gross loss of $21.0 million, or 42.4% of consolidated revenues for the prior year period. As previously disclosed, during the three months ended April 30, 2019, Atlantic Projects Company (“APC”) encountered significant and escalating operational and contractual challenges in completing the TeesREP project in the United Kingdom. At the time, we estimated that the costs for APC to complete the work that remained for the project would exceed projected revenues by $27.6 million and recognized that loss fully into our operating results during the prior year period. For the three months ended April 30, 2020, our consolidated gross profit was negatively impacted by an additional $2.7 million loss related to the TeesREP project.

We recorded a total income tax benefit for the three months ended April 30, 2020 in the amount of approximately $4.5 million, which reflected primarily the net operating loss carryback benefit made available to taxpayers under the Coronavirus, Aid, Relief, and Economic Security Act (the “CARES Act”) that was signed into law on March 27, 2020.

These factors, among others, resulted in net loss attritubable to our stockholders of $0.8 milllion for the current quarter, or $(0.05) per diluted share, compared to a net loss attributable to our stockholders of $29.8 million, or $(1.91) per diluted share for the prior year period. The Company paid its regular quarterly cash dividend of $0.25 per share in April.

As of April 30, 2020, our cash, cash equivalents and short-term investments totaled $364 million and net liquidity was $283 million; plus we had no debt. Our RUPO, which represents an accounting value for active work that is a subset of project backlog, was largely unchanged at approximately $0.8 billion as of April 30 and January 31, 2020. Likewise, our project backlog was approximately $1.3 billion as of April 30 and January 31, 2020.

During the quarter, we announced that GPS had entered into two engineering, procurement and construction (“EPC”) services contracts. In February 2020, GPS entered into an EPC services contract with ESC Brooke County Power I, LLC to construct the Brooke County Power plant, a 920 MW natural gas-fired power generation facility, in Brooke County, West Virginia. In March 2020, GPS entered into an EPC services contract with NTE Connecticut, LLC to construct Killingly Energy Center, a 650 MW natural gas-fired power plant, in Killingly, Connecticut.

The aggregate amount of the rated power represented by the natural gas-fired power plants for which we have signed EPC services contracts is approximately 7.3 gigawatts with an aggregate contract value in excess of $3.0 billion. For those contracts not already included in project backlog, we anticipate adding them closer to their respective expected start dates when the projects achieve remaining key development milestones and obtain financing commitments. For all projects, the start date for construction is generally controlled by the project owners.

COVID-19 Impacts on Our Business:

The world-wide COVID-19 pandemic began to impact our businesses noticeably in March 2020, most significantly overseas.

During the three months ended April 30, 2020, almost all planned power plant outage and maintenance projects in Ireland were postponed for an indefinite period other than emergency tasks, which necessitated the temporary furlough of a significant number of APC’s skilled and semi-skilled workers. Construction on the TeesREP project was suspended on March 24, 2020 due to the COVID-19 pandemic, pending preparations being made by the contractors and subcontractors to comply with new and evolving government guidance concerning public health protocols. Only a small number of critical maintenance staff remains on site. At the time of the suspension of work on the TeesREP project, APC had completed approximately 90% of its subcontracted work.

The project shutdowns had a meaningful impact on the revenues of APC for the quarter ended April 30, 2020 which declined by about 25% from the revenues reported for the prior consecutive quarter. The dates on which the operations of APC will resume unrestricted operations and the ultimate impacts of the health crisis on the future revenues and financial performance of APC are not known.

In the state of Ohio, the location of the Guernsey Power Station, our most significant active project, the construction and building trades were among the professions allowed to continue working by its governor. To the extent possible under the circumstances, current work on the project, which includes primarily site preparation efforts, design engineering and early phases of construction, has continued. However, as the project ramps-up into heavier construction phases later this year, COVID-19 impacts could become more meaningful and the ultimate impacts of the health crisis on this major GPS project and the related future revenues and financial performance are not known. The force majeure clauses of our fixed-price construction contracts, including the EPC contract for Guernsey Power Station, do provide relief that will help to mitigate certain of these adverse effects.

Additionally, the revenues of TRC and SMC for the three months ended April 30, 2020 were negatively impacted by project delays attributable to the restrictive COVID-19 business environment. Future revenues of these businesses may also be adversely impacted by COVID-19 effects.

Management Comment:

Commenting on Argan’s results, Rainer Bosselmann, Chairman and Chief Executive Officer, stated, “While this COVID-19 pandemic has been difficult, we believe we are well positioned to manage through the crisis. We have talented employees who are very adaptable to the changing operating environments which have reflected appropriate concerns for the continued health and safety of our employees and their families. From a liquidity standpoint, we have over $360 million in cash and no debt which should enable us to withstand any potential prolonged pandemic. We have over $3.0 billion in signed EPC contracts for power plant projects, and construction on the Guernsey Power Station continues to ramp up. While many factors are out of our control, we are optimistic that we will receive the go ahead to start construction on several of these new projects over the next year. Despite consolidated revenues falling short of our pre-COVID-19 expectations for the quarter, we believe they were relatively resilient and that we are seeing positive signs for resumed revenue growth. We appreciate our loyal shareholders and extend our best wishes for safety during these challenging times.”

About Argan, Inc.

Argan’s primary business is providing a full range of services to the power industry, including the engineering, procurement and construction of natural gas-fired power plants, along with related commissioning, operations management, maintenance, project development and consulting services, through its Gemma Power Systems and Atlantic Projects Company operations. Argan also owns SMC Infrastructure Solutions, which provides telecommunications infrastructure services, and The Roberts Company, which is a fully integrated fabrication, construction and industrial plant services company.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and our future financial performance is subject to risks and uncertainties including but not limited to the Company’s ability to mitigate losses related to APC’s loss contract, the Company’s successful addition of new contracts to project backlog, the Company’s receipt of corresponding notices to proceed with contract activities, the Company’s ability to successfully complete the projects that it obtains, and the Company’s success in minimizing the adverse impacts of the COVID-19 pandemic on our businesses and asset valuations. The Company has entered into several EPC contracts that have not started and may not start as planned due to market and other circumstances out of the Company’s control. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to the number of factors described from time to time in Argan’s filings with the SEC. In addition, reference is hereby made to the cautionary statements made by us with respect to risk factors set forth in the Company’s most recent reports on Form 10-K, Forms 10-Q and other SEC filings.

Company Contact:	Investor Relations Contact:
Rainer Bosselmann	David Watson
301.315.0027	301.315.0027

ARGAN, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended April 30,
	2020	2019
REVENUES	$60,148	$49,544
Cost of revenues	56,139	70,570
GROSS PROFIT (LOSS)	4,009	(21,026)
Selling, general and administrative expenses	10,344	9,588
Impairment loss	—	2,072
LOSS FROM OPERATIONS	(6,335)	(32,686)
Other income, net	1,088	2,252
LOSS BEFORE INCOME TAXES	(5,247)	(30,434)
Income tax benefit	4,454	521
NET LOSS	(793)	(29,913)
Net loss attributable to non-controlling interests	(30)	(113)
NET LOSS ATTRIBUTABLE TO THE STOCKHOLDERS OF ARGAN, INC.	(763)	(29,800)
Foreign currency translation adjustments	(246)	(1,054)
COMPREHENSIVE LOSS ATTRIBUTABLE TO THE STOCKHOLDERS OF ARGAN, INC.	$(1,009)	$(30,854)

NET LOSS PER SHARE ATTRIBUTABLE TO THE STOCKHOLDERS OF ARGAN, INC.
Basic	$(0.05)	$(1.91)
Diluted	$(0.05)	$(1.91)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING
Basic	15,643	15,583
Diluted	15,643	15,583

CASH DIVIDENDS PER SHARE	$0.25	$0.25

ARGAN, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	April 30, 2020	January 31, 2020
	(Unaudited)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$262,927	$167,363
Short-term investments	100,617	160,499
Accounts receivable, net	22,212	37,192
Contract assets	33,035	33,379
Other current assets	36,945	23,322
TOTAL CURRENT ASSETS	455,736	421,755
Property, plant and equipment, net	22,124	22,539
Goodwill	27,943	27,943
Other purchased intangible assets, net	4,776	5,001
Deferred taxes	—	7,894
Right-of-use and other assets	2,385	2,408
TOTAL ASSETS	$512,964	$487,540
LIABILITIES AND EQUITY
CURRENT LIABILITIES
Accounts payable	$34,322	$35,442
Accrued expenses	28,959	35,907
Contract liabilities	109,825	72,685
TOTAL CURRENT LIABILITIES	173,106	144,034
Deferred taxes	320	—
Other noncurrent liabilities	2,638	2,476
TOTAL LIABILITIES	176,064	146,510

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Preferred stock, par value $0.10 per share – 500,000 shares authorized; no shares issued and outstanding	—	—
Common stock, par value $0.15 per share – 30,000,000 shares authorized; 15,648,202 and 15,638,202 shares issued at April 30 and January 31, 2020, respectively; 15,644,969 and 15,634,969 shares outstanding at April 30 and January 31, 2020, respectively	2,347	2,346
Additional paid-in capital	149,531	148,713
Retained earnings	184,633	189,306
Accumulated other comprehensive loss	(1,362)	(1,116)
TOTAL STOCKHOLDERS’ EQUITY	335,149	339,249
Non-controlling interests	1,751	1,781
TOTAL EQUITY	336,900	341,030
TOTAL LIABILITIES AND EQUITY	$512,964	$487,540